Exhibit 4.2

ENTERPRISE FINANCIAL SERVICES CORP

FIRST SUPPLEMENTAL INDENTURE

dated as of November 1, 2016

to the

INDENTURE

SUBORDINATED DEBT SECURITIES

dated as of November 1, 2016

4.75% Fixed-to-Floating Rate Subordinated Notes due November 1, 2026

U.S. Bank National Association, as Trustee

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (“First Supplemental Indenture”), dated as of November 1, 2016 between Enterprise Financial Services Corp, a Delaware corporation (the “Company”), and U.S. Bank National Association, a national banking association, not in its individual capacity but solely as trustee (“Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have executed and delivered an Indenture for Subordinated Debt Securities, dated as of November 1, 2016 (the “Base Indenture” and as supplemented by this First Supplemental Indenture and further supplemented from time to time, the “Indenture”), to provide for the issuance from time to time by the Company of its unsecured subordinated indebtedness to be issued in one or more series as provided in the Indenture;

WHEREAS, the issuance and sale of Fifty Million Dollars ($50,000,000) aggregate principal amount of a new series of Securities of the Company designated as its 4.75% Fixed-to-Floating Rate Subordinated Notes due November 1, 2026 (the “2026 Notes”) have been authorized by the Board of Directors of the Company;

WHEREAS, the Company desires to issue and sell Fifty Million Dollars ($50,000,000) aggregate principal amount of the 2026 Notes as of the date hereof;

WHEREAS, the Company desires to establish the terms of the 2026 Notes;

WHEREAS, all things necessary to make this First Supplemental Indenture a legal and binding supplement to the Base Indenture in accordance with its terms and the terms of the Base Indenture have been done;

WHEREAS, the Company has complied with all conditions precedent provided for in the Base Indenture relating to this First Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture.

NOW, THEREFORE, for and in consideration of the premises stated herein and the purchase of the 2026 Notes by the Holders thereof, the Company and the Trustee covenant and agree, for the equal and proportionate benefit of the Holders of the 2026 Notes, as follows:

ARTICLE I

SCOPE OF FIRST SUPPLEMENTAL INDENTURE

Section 1.01. Scope. This First Supplemental Indenture constitutes a supplement to the Base Indenture and an integral part of the Indenture and shall be read together with the Base Indenture as though all the provisions thereof are contained in one instrument. Except as expressly amended by the First Supplemental Indenture, the terms and provisions of the Base Indenture shall remain in full force and effect. Notwithstanding the foregoing, this First Supplemental Indenture shall only apply to the 2026 Notes.

ARTICLE II

DEFINITIONS

Section 2.01. Definitions and Other Provisions of General Application. For all purposes of this First Supplemental Indenture unless otherwise specified herein:

(a) all terms used in this First Supplemental Indenture which are not otherwise defined herein shall have the meanings they are given in the Base Indenture;

(b) the provisions of general application stated in Sections 102 through 113 of the Base Indenture shall apply to this First Supplemental Indenture, except that the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to the Base Indenture or any particular Article, Section or other subdivision of the Base Indenture or this First Supplemental Indenture;

(c) Section 101 of the Base Indenture is amended and supplemented, solely with respect to the 2026 Notes, by amending and restating the following defined terms in their entirety:

“Authorized Officer” means the Chief Executive Officer, the President, any Executive Vice President, any Senior Vice President, or Company secretary, any authorized attorney or any other officer or agent of the Company duly authorized by a Board Resolution to act on behalf of the Company in respect of matters relating to this Indenture.

(d) Section 101 of the Base Indenture is amended and supplemented, solely with respect to the 2026 Notes, by inserting the following additional defined terms in their appropriate alphabetical positions:

“Calculation Agent” has the meaning ascribed in Section 3.02(e)(iv).

“Designated LIBOR Page” means the display on Reuters, or any successor service, on page LIBOR01, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates for U.S. dollars.

“DTC” has the meaning provided in Section 3.02(g).

“Federal Reserve” has the meaning provided in the definition of “Tier 2 Capital Event.”

“Fixed Rate Interest Payment Date” has the meaning provided in Section 3.02(e)(i).

“Fixed Rate Period” has the meaning provided in Section 3.02(e)(i).

“Fixed Rate Regular Record Date” has the meaning provided in Section 3.02(e)(i).

“Floating Rate Interest Payment Date” has the meaning provided in Section 3.02(e)(ii).

“Floating Rate Period” has the meaning provided in Section 3.02(e)(ii).

“Floating Rate Regular Record Date” has the meaning provided in Section 3.02(e)(ii).

“Interest Payment Date” has the meaning provided in Section 3.02(e)(ii).

“Issue Date” means November 1, 2016.

“London Banking Day” means any day on which commercial banks are open for business (including dealing in U.S. dollars) in London.

“Representative Amount” has the meaning provided in the definition of “Three-Month LIBOR.”

“Reset Rate Determination Date” means the second London Banking Day immediately preceding the first day of each applicable interest period commencing on the first Floating Rate Interest Payment Date.

“Tax Event” shall mean the receipt by the Company of an opinion of independent tax counsel to the effect that as a result of (a) an amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which change or amendment becomes effective or which pronouncement or decision is announced on or after the date of original issuance of the 2026 Notes, there is more than an insubstantial risk that the interest payable by the Company on the 2026 Notes is not, or within 90 days of the date of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

“Tier 2 Capital Event” shall mean the receipt by the Company of an opinion of independent bank regulatory counsel to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for the Company or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the 2026 Notes, the 2026 Notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 Capital (or its then equivalent if the Company were subject to such capital requirement) for purposes of capital adequacy guidelines of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to the Company that would preclude the 2026 Notes from being included as Tier 2 Capital.

“Three-Month LIBOR” means, for any interest period, the offered rate for deposits in U.S. dollars having a maturity of three months that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on the Reset Rate Determination Date related to such interest period. If such rate does not appear on such page at such time, then the Calculation Agent will request the principal London office of each of four major reference banks in the London interbank market, selected by the Company for this purpose and whose names and contact information will be provided by the Company to the Calculation Agent, to provide such bank’s offered quotation to prime banks in the London interbank market for deposits in U.S. dollars with a term of three months as of 11:00 a m., London time, on such Reset Rate Determination Date and in a principal amount equal to an amount for a single transaction in U.S. dollars in the relevant market at the relevant time as determined by the Company and provided to the Calculation Agent (a “Representative Amount”). If at least two such quotations are so provided, Three-Month LIBOR for the interest period related to such Reset Rate Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, the Calculation Agent will request each of three major banks in the City of New York selected by the Company for this purpose and whose names and contact information will be provided by the Company to the Calculation Agent, to provide such bank’s rate for loans in U.S. dollars to leading European banks with a term of three months as of approximately 11:00 a m., New York City time, on such Reset Rate Determination Date and in a Representative Amount. If at least two such rates are so provided, Three-Month LIBOR for the interest period related to such Reset Rate Determination Date will be the arithmetic mean of such quotations. If fewer than two such rates are so provided, then Three-Month LIBOR for the interest period related to such Reset Rate Determination Date will be set to equal the Three-Month LIBOR for the immediately preceding interest period or, in the case of the interest period commencing on the first Floating Rate Interest Payment Date, 5.00%. All percentages used in or resulting from any calculation of Three-Month LIBOR will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

Notwithstanding the foregoing, in the event that Three-Month LIBOR as determined in accordance with this definition is less than zero, Three-Month LIBOR for such interest period shall be deemed to be zero.

(d) Section 101 of the Base Indenture is amended and supplemented, solely with respect to the 2026 Notes, by replacing the corresponding defined term in the Base Indenture with the following defined term:

“Senior Indebtedness” means all obligations (other than non-recourse obligations and the indebtedness issued under this Indenture) of, or guaranteed or assumed by, the Company for borrowed money, including both senior and subordinated indebtedness for borrowed money (other than the 2026 Notes), or for the payment of money relating to any lease which is capitalized on the consolidated balance sheet of the Company and its subsidiaries in accordance with generally accepted accounting principles as in effect from time to time, or evidenced by bonds, debentures, notes or other similar instruments, and in each case, amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations, whether existing as of the date of this Indenture or subsequently incurred by the Company unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with the 2026 Notes.

ARTICLE III

FORM AND TERMS OF THE 2026 Notes

Section 3.01. Form and Dating.

(a) The 2026 Notes shall be substantially in the form of Exhibit A attached hereto. The 2026 Notes shall be executed on behalf of the Company by its Chairman of the Board, its Chief Executive Officer, its President or one of its Executive Vice Presidents, attested by its Secretary or one of its Assistant Secretaries. The 2026 Notes may have a legend or legends or endorsements as may be required to comply with any law or with any rules of any securities exchange or usage. The 2026 Notes shall be dated the date of their authentication.

(b) The terms contained in the 2026 Notes shall constitute, and are hereby expressly made, a part of the Indenture as supplemented by this First Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 3.02. Terms of the 2026 Notes. The following terms relating to the 2026 Notes are hereby established:

(a) Title. The 2026 Notes shall constitute a series of Securities having the title “Enterprise Financial Services Corp 4.75% Fixed-to-Floating Rate Subordinated Notes due November 1, 2026” and the CUSIP number 293712 AA3.

(b) Principal Amount. The aggregate principal amount of the 2026 Notes that may be authenticated and delivered under the Indenture, as amended hereby, shall be Fifty Million Dollars ($50,000,000) on the Issue Date. Provided that no Event of Default has occurred and is continuing with respect to the 2026 Notes, the Company may, without notice to or the consent of the Holders, create and issue additional Securities having the same terms as, and ranking equally and ratably with, the 2026 Notes in all respects and so that such additional 2026 Notes will be consolidated and form a single series with, and have the same terms as to status, redemption or otherwise as, the 2026 Notes initially issued, provided that such additional 2026 Notes are fungible for U.S. federal income tax purposes with the 2026 Notes.

(c) Person to Whom Interest is Payable. Interest payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the person in whose name the 2026 Notes are registered for such interest at the close of business on the 15th day of the month immediately preceding the applicable Interest Payment Date, whether or not such day is a Business Day. Any such interest which is payable, but not so punctually paid or duly provided for on any Interest Payment Date shall cease to be payable to the Holder on such relevant record date by virtue of having been a Holder on such date, and such defaulted interest may be paid by the Company to the person in whose name the 2026 Note is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Company, notice whereof shall be given to Holders of 2026 Notes of this series not less than 10 days prior to such special record date that complies with Section 307 of the Base Indenture, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the 2026 Notes may be listed and upon such notice as may be required by such exchange and in compliance with the Base Indenture.

(d) Maturity Date. The entire outstanding Principal of the 2026 Notes shall be payable on November 1, 2026 (the “Maturity Date”).

(e) Interest.

(i) The 2026 Notes will bear interest at a fixed rate of 4.75% per annum from and including November 1, 2016 to, but excluding, November 1, 2021 (the “Fixed Rate Period”). Interest accrued on the 2026 Notes during the Fixed Rate Period will be payable semi-annually in arrears on May 1 and November 1 of each year, commencing on May 1, 2017 (each such date a “Fixed Rate Interest Payment Date”). The interest payable during the Fixed Rate Period will be paid to each holder in whose name a 2026 Note is registered at the close of business on the fifteenth day (whether or not a Business Day) of the month immediately preceding the applicable Fixed Rate Interest Payment Date (each such date, a “Fixed Rate Regular Record Date”).

(ii) The 2026 Notes will bear a floating interest rate from and including November 1, 2021 to the Maturity Date or Redemption Date (the “Floating Rate Period”). The floating interest rate will be reset quarterly, and the interest rate for any Floating Rate Period shall be equal to Three-Month LIBOR plus 3.387%. During the Floating Rate Period, interest on the 2026 Notes will be payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year commencing on February 1, 2022 through the Maturity Date or Redemption Date (each such date, a “Floating Rate Interest Payment Date”, together with a Fixed Rate Interest Payment Date, an “Interest Payment Date”). The interest payable during the Floating Rate Period will be paid to each holder in whose name a Note is registered at the close of business on the fifteenth day (whether or not a Business Day) of the month immediately preceding the applicable Floating Rate Interest Payment Date (each such date, a “Floating Rate Regular Record Date”).

(iii) The amount of interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months up to, but excluding November 1, 2021, and, the amount of interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year and the number of days actually elapsed. In the event that any scheduled Interest Payment Date for the 2026 Notes falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date will be paid on the next succeeding day which is a Business Day (any payment made on such date will be treated as being made on the date that the payment was first due and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date); provided, that in the event that any scheduled Floating Rate Interest Payment Date falls on a day that is not a Business Day and the next succeeding Business Day falls in the next succeeding calendar month, such Floating Rate Interest Payment Date will be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to but excluding such Business Day. Dollar amounts resulting from interest calculations will be rounded to the nearest cent, with one-half cent being rounded upward.

(iv) The Company agrees that for so long as any of the 2026 Notes are outstanding there will at all times be an agent appointed to calculate Three-Month LIBOR in respect of each Floating Rate Period (the “Calculation Agent”). The calculation of Three-Month LIBOR for each applicable Floating Rate Period by the Calculation Agent will (in the absence of manifest error) be final and binding. The Calculation Agent shall have all the rights, protections and indemnities afforded to the Trustee under the Base Indenture and hereunder. The Company hereby appoints U.S. Bank National Association as Calculation Agent for the purposes of determining Three-Month LIBOR for each Floating Interest Period and U.S. Bank National Association accepts the appointment. The Calculation Agent may be removed by the Company at any time. If the Calculation Agent is unable or unwilling to act as Calculation Agent or is removed by the Company, the Company will promptly appoint a replacement Calculation Agent, which does not control or is not controlled by or under common control with the Company or its Affiliates. The Calculation Agent may not resign its duties without a successor having been duly appointed; provided, that if a successor Calculation Agent has not been appointed by the Company or such successor has not accepted such position within

30 days after the giving of notice of resignation by the Calculation Agent, the resigning Calculation Agent may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Calculation Agent with respect to such series. The Calculation Agent’s calculation of the amount of any interest payable after the first Reset Rate Determination Date will be maintained on file at the Calculation Agent’s principal offices.

(f) Place of Payment of Principal and Interest. So long as the 2026 Notes shall be issued in global form, the Company shall make, or cause the Paying Agent to make, all payments of principal and interest on the 2026 Notes by wire transfer in immediately available funds to the Depository or its nominee, in accordance with applicable procedures of the Depository. If the 2026 Notes are not in global form, the Company, may, at its option, make, or cause the Paying Agent to make, payments of principal and interest on the 2026 Notes by check mailed to the address of the person specified for payment in accordance with Section 3.02(e)(i) and (e)(ii) above. A global security with respect to the 2026 Notes shall be exchangeable for physical securities of such series only in accordance with Section 305 of the Base Indenture (as amended hereby). The provisions regarding Global Security registration (provided for in eighth and ninth (8th and 9th) paragraphs of Section 305 of the Base Indenture) shall apply to the 2026 Notes, provided that (i) the text of the eighth (8th) paragraph of Section 305 of the Base Indenture shall be substituted in its entirety with the following:

“Each Global Security authenticated under this Indenture shall be registered in the name of the Depositary designated for such Global Security or a nominee thereof and delivered to such Depositary or a custodian therefor, and each such Global Security shall constitute a single Security for all purposes of this Indenture. Notwithstanding the foregoing, except as otherwise specified as contemplated by Section 301, no Global Security shall be registered for transfer or exchange, or authenticated or delivered, pursuant to this Section 305 or Sections 304, 306, 1206 or 406 in the name of a Person other than the Depositary for such Security or its nominee until (i) the Depositary with respect to a Global Security notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security or the Depositary ceases to be a clearing agency registered under the Exchange Act and, in either such event, the Company notifies the Trustee that it is unable to appoint a successor Depositary within 90 days of any such event, or (ii) the Company executes and delivers to the Trustee a Company Order that such Global Security shall be so transferable and exchangeable. Upon the occurrence in respect of any Global Security of any series of any one or more of the conditions specified in clauses (i) or (ii) of the preceding sentence or such other conditions as may be specified as contemplated by Section 301 for such series, such Global Security may be registered for transfer or exchange for Securities registered in the names of, or authenticated and delivered to, such Persons as the Depositary with respect to such series shall direct.”

(g) Redemption. The 2026 Notes shall be redeemable, in each case, in whole or in part from time to time, at the option of the Company prior to the Maturity Date beginning with the Interest Payment Date on November 1, 2021, and on any Interest Payment Date thereafter subject to obtaining the prior approval of the Federal Reserve to the extent such approval is required under the rules of the Federal Reserve. The 2026 Notes may not otherwise be redeemed prior to the Maturity Date, except that the Company may, at its option, redeem the 2026 Notes before the Maturity Date in whole or in part from time to time, upon the occurrence of a Tier 2 Capital Event or a Tax Event, or if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940, as amended (15 U.S.C. 80a-1 et seq.). Any such redemption will be at a Redemption Price equal to 100% of the principal amount of the 2026 Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date fixed by the Company. The provisions of Article 4 of the Base Indenture shall apply to any redemption of the 2026 Notes pursuant to this Article 3. Any partial redemption will be made in accordance with The Depository Trust Company’s (“DTC”) applicable procedures among all of the Holders of the 2026 Notes. If any 2026 Note is to be redeemed in part only, the notice of redemption relating to such 2026 Note shall state that it is a partial redemption and the portion of the principal amount thereof to be redeemed. The 2026 Notes are not subject to redemption or prepayment at the option of the Holders.

(h) Sinking Fund. There shall be no sinking fund for the 2026 Notes.

(i) Denomination. The 2026 Notes and any beneficial interest in the 2026 Notes shall be in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

(j) Currency of the 2026 Notes. The 2026 Notes shall be denominated, and payment of principal and interest of the 2026 Notes shall be payable in, the currency of the United States of America.

(k) Acceleration. Neither the Trustee nor the Holders of the 2026 Notes shall have the right to accelerate the maturity of the 2026 Notes unless there is an Event of Default specified under clause (d), (e) or (g) of Section 801 (as amended herein) of the Base Indenture. If an Event of Default specified in clause (d), (e) or (g) of Section 801 (as amended herein) of the Base Indenture occurs, then the principal amount of all of the outstanding 2026 Notes, including any accrued and unpaid interest on the 2026 Notes and premium, if any, shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or the Holders of the 2026 Notes in accordance with the provisions of Section 801 of the Base Indenture.

(l) Stated Maturity. The principal of the 2026 Notes shall be payable on November 1, 2026 subject to acceleration or earlier redemption as provided under the Indenture.

(m) Registered Form. The 2026 Notes shall be issuable as registered global Securities, and the U.S. Depository for the 2026 Notes shall be the DTC or any successor U.S. Depository appointed by the Company within 90 days of the termination of services of DTC (or any successor to DTC). Article 2 and Section 304 of the Base Indenture shall apply to the 2026 Notes.

(n) Events of Default. The Events of Default provided for in Section 801 of the Base Indenture shall apply to the 2026 Notes, provided that:

(i) the text of clause (d) of Section 801 of the Base Indenture shall be substituted with the following:

“(d) A court having jurisdiction in the premises shall enter a decree or order for the appointment of a Custodian in any receivership, insolvency, liquidation, or similar proceeding relating to the Company, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;” and

(ii) the text of clause (e) of Section 801 of the Base Indenture shall be substituted with the following:

“(e) The Company shall consent to the appointment of a Custodian in any receivership, insolvency, liquidation or similar proceeding with respect to the Company;”

(iii) a new clause (g), reading in its entirety as follows, shall be inserted:

“(g) in the event of an appointment of a Custodian for our principal banking subsidiary, and such appointment shall not have been rescinded for a period of 60 consecutive days from the date thereof.”

(o) Acceleration, Rescission and Annulment. Section 802 of the Base Indenture shall apply to the 2026 Notes, except that the first paragraph thereof shall be substituted with the following:

“If an Event of Default specified in Sections 801(i), 801(j) or 801(1) occurs, the principal amount of all the 2026 Notes, together with accrued and unpaid interest, if any, thereon, shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable. The Maturity of the 2026 Notes shall not otherwise be accelerated as a result of an Event of Default.”

(p) Ranking. The 2026 Notes shall rank junior to and shall be subordinated to all Senior Indebtedness of the Company, whether existing as of the date of this First Supplemental Indenture, or hereafter issued or incurred, including all indebtedness relating to money owed to general creditors and trade creditors. The 2026 Notes shall rank senior to the Company’s junior subordinated indebtedness. Subject to the terms of the Base Indenture, if the Trustee or any holder of any of the 2026 Notes receives any payment or distribution of the Company’s assets in contravention of the subordination provisions applicable to the 2026 Notes before all Senior Indebtedness is paid in full in cash, property or securities, including by way of set-off or any such payment or distribution that may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the 2026 Notes, then such payment or distribution will be held in trust for the benefit of holders of Senior Indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of Senior Indebtedness of all unpaid Senior Indebtedness.

(q) Limitation on Suits. Section 807 of the Base Indenture shall apply to the 2026 Notes, except that the text in clause (b) of Section 807 shall be substituted with the following:

“(b) the Holders of not less than 25% in aggregate principal amount of the 2026 Notes then Outstanding in respect of which an Event of Default shall have occurred and be continuing, shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;”

(r) No Collateral. The 2026 Notes shall not be entitled to the benefit of any security interest in, or collateralization by, any rights, property or interest of the Company.

(s) Additional Terms. Other terms applicable to the 2026 Notes are as otherwise provided for in the Base Indenture, as supplemented by this First Supplemental Indenture.

ARTICLE IV

SUPPLEMENTAL INDENTURES

Section 4.01. Supplemental Indentures. The following paragraph shall be added to the end of Section 1202 of the Base Indenture and shall only apply to the 2026 Notes:

“Not in limitation of the foregoing, without the consent of any Holder of 2026 Notes, the Company and the Trustee may amend or supplement the Indenture or the 2026 Notes to conform the terms of the Indenture and the 2026 Notes to the description of the 2026 Notes in the prospectus supplement dated October 27, 2016 relating to the offering of the 2026 Notes.”

ARTICLE V

MISCELLANEOUS

Section 5.01. Trust Indenture Act. This First Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions. If any provision of this First Supplemental Indenture limits, qualifies, or conflicts with a provision of the Trust Indenture Act that is required under such act to be a part of and govern this First Supplemental Indenture, the latter provision shall control.

SECTION 5.02. GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS FIRST SUPPLEMENTAL INDENTURE AND THE 2026 NOTES.

Section 5.03. Duplicate Originals. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 5.04. Severability. In case any provision in this First Supplemental Indenture or the 2026 Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.05. Ratification. The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed. The Base Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this First Supplemental Indenture supersede any conflicting provisions included in the Base Indenture unless not permitted by law. The Trustee accepts the trusts created by the Base Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture, as supplemented by this First Supplemental Indenture.

Section 5.06. Effectiveness. The provisions of this First Supplemental Indenture shall become effective as of the date hereof.

Section 5.07. Successors. All agreements of the Company in this First Supplemental Indenture shall bind its successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

Section 5.08. Indenture and Notes Solely Corporate Obligations. No recourse for the payment of the principal of or interest on any 2026 Note, or for any claim based thereon or otherwise in respect thereof, shall be had against any shareholder, employee, agent, officer or director, as such, past, present or future, of the Company or of any successor Person; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this First Supplemental Indenture and the issue of the 2026 Notes.

Section 5.09. Trustee’s Disclaimer. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture, the 2026 Notes, or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

Section 5.10. USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this agreement agree that they shall provide the Trustee with such information as they may request in order to satisfy the requirements of the USA PATRIOT Act.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

ENTERPRISE FINANCIAL SERVICES CORP
By:	/s/ Keene S. Turner
Name:	Keene S. Turner
Title:	Executive Vice President and Chief Financial Officer

Attest
By:	/s/ Noel Joy Bortle
Name:	Noel Joy Bortle
Title:	Corporate Secretary

[Signature Page to First Supplemental Indenture]

U.S. Bank National Association,
as Trustee
By:	/s/ George J. Rayzis
Name:	George J. Rayzis
Title:	Vice President

[Signature Page to First Supplemental Indenture]